Exhibit 10.4

NEXAIRA WIRELESS ANNOUNCES CLOSING OF NON-BROKERED PRIVATE PLACEMENT IN THE AMOUNT OF $700,000 USD.

VANCOUVER, February 23, 2010 – Nexaira Wireless Inc. (“Nexaira” or the “Company”) (OTCBB:NXWI) announced that, effective February 23, 2010, the Company closed a non-brokered private placement of 1,400,000 units at a price of US$0.50 per unit for cash proceeds of US$350,000 and in settlement of debt totalling $350,000. Each unit is comprised of one common share and one common share purchase warrant. Each non-transferable warrant entitles the holder to purchase one additional share of common stock of the Company at a price of $1.00 per share until February 23, 2012. The units were issued pursuant to private placement subscription agreements and a debt conversion agreement, as applicable, each dated February 23, 2010. Nexaira issued the units to 3 non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”)) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

None of the securities offered or sold under the private placement have been or will be registered under the Securities Act, and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. Each of the securities issued will be a “restricted security” under the Securities Act and will be subject to a hold period under applicable US and Canadian securities laws.

Nexaira intends to use the cash proceeds of the private placement for the continued development of the Company’s 3G/4G routing technology and for general working capital and corporate purposes.

On behalf of the Board of Directors,

Mark Sampson
President and Director

For more information contact:
Mark Sampson
Tel: 604-682-5629
ir@nexaira.com